Aames 2002-1
Mortgage Pass-Through Certificates
May 28, 2002 Distribution
Contents
	TABLE OF CONTENTS

			Page

	1.	Contents	1
	2.	Certificate Payment Report	2
	3.	Collection Account Report	6
	4.	Credit Enhancement Report	9
	5.	Collateral Report	10
	6.	Delinquency Report	13
	7.	REO Report	14
	8.	Prepayment Report	15
	9.	Prepayment Detail Report	18
	10.	Realized Loss Report	19
	11.	Realized Loss Detail Report	22
	12.	Triggers, Adj. Rate Cert. and Miscellaneous Report	23

		Total Number of Pages	23

	CONTACTS

		Administrator: Barbara A Rowe
		Direct Phone Number: (714)247-6284
		Address: Deutsche Bank
		1761 E. St. Andrew Place, Santa Ana, CA 92705

		Web Site: http://www-apps.gis.deutsche-bank.com/invr
		Factor Information: (800) 735-7777
		Main Phone Number: (714) 247-6000

ISSUANCE INFORMATION

Seller:	Aames Capital Corporation		Cut-Off Date: March 1, 2002
Certificate Insurer(s):			Closing Date: March 28, 2002
			First Payment Date: April 25, 2002
Servicer(s):	Ocwen Federal Master Servicer

			Distribution Date: May 28, 2002
Underwriter(s):	Greenwich Capital Markets, Inc. Lead Underwriter		Record Date: April 30, 2002
	Lehman Brothers Securities Corporation Underwriter
	Morgan Stanley & Co. Inc Underwriter

Page 1 of 23	© COPYRIGHT 2002 Deutsche Bank